Exhibit 4.17

                       [STANDARD CHARTER BANK LETTERHEAD]

Date:    6th May 2004
Our ref: C&I/LC/TEAM3/BKK

CONFIDENTIAL
------------

Bonso Electronics Ltd.
Units 1106-1110,
11/F., Star House,
3 Salisbury Road,
Tsimshatsui,
Kowloon

Attn.: Mr. Anthonv So/Ms. Cathy Panq

Dear Sirs,

                   BANKING FACILITIES: BONSO ELECTRONICS LTD.

We are pleased to confirm that the Bank is willing to make available to your company (the "Company") the following working capital facilities up to the amounts indicated. .

1. CURRENT ACCOUNT OVERDRAFT - HKD3,000,000.

2. TRADE FINANCE GROUP ALL (Discrepant Credit Bills Negotiated with recourse) - HKD55,OOO,OOO.

3. TRADE FINANCE GROUP 1 - HKD55,000,000.

4. TRADE FINANCE GROUP 2 - HKD55,000,000.

5. TRADE FINANCE GROUP 3 - HKD55,000,000.

The above Trade Finance Groups All, 1, 2 and 3 are complementary and the combined outstandings are not to exceed HKD55,000,000.-. For product availability, please see the attachment to this letter.

Prior evidence of insurance is required for all "free on board" and "cost and freight" shipments under import letters of credit.

Bonso Electronics Ltd.                                                   Page 2


Combined usance and loan period of anyone transaction under import facilities is not to exceed 120 days.

Usance period of export facilities is not to exceed 60 days.

"Documents Against Acceptance" ("D/A") bills under ECIC limit is only available to the following approved drawee with ECIC policy assigned to the Bank:

Drawee Sumbeam - Oster Household Products (U.S.A.)                   Limit
-------                                                              -----
Sumbeam - Oster Household Products (U.S.A.)                       HKD2,000,000.

Packing credits is allowed with 70% advance for up to 90 days or the expiry date of the related letters of credit, whichever is earlier.

Export invoice discounting facility is available to the following approved drawees:


Drawees                                            Tenor             Limit
 Omron Healthcare GmbH                             45 days      }
Omron Healthcare Inc. (Del)                        45 days      } HKD3,000,000 .- (combined limit for Omron Singapore
Pte Ltd.                                           45 days      } Omron Group of companies is
Omron Healthcare Europe BV                         45 days      } HKD3,000,000.-)

Werner Dorsch GmbH                                 30 days       HKD1,500,000.
(secured by Bank guarantee of USD150,000.-)

Globaltec Corporation                              30 days       HKD1,500,000.

The Company undertakes not to accept any amendments to the master letters of credit without the prior written consent of the Bank.

6. STANDBY LETTER OF CREDIT - HKD22,OOO,OOO.

For the issuance of standby letter of credit to Deutsche Bank in support of credit facilities granted to Korona Haushaltswaren GmbH & Co. by Deutsche Bank with maximum tenor of 1 year.

INTEREST, COMMISSIONS AND FEES

Unless otherwise specified, interest on all sums advanced will be payable monthly in arrears at Prime or HIBOR, whichever is higher. "Prime" means the rate which we announce or apply from time to time as our prime rate for lending Hong Kong Dollars and "HIBOR" means the rate which we determine to be the Hong Kong Interbank Offered Rate for the relevant period.


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Bonso Electronics Ltd.                                                    PAGE 3


Export bills will be discounted and import bills will be financed at our standard bills finance rate minus 2.75% per annum for Hong Kong Dollar bills, at our cost of fund plus 2% per annum for United States Dollar bills and at our standard bills finance fates plus 0.25% per annum for other foreign currency bills.

Letters of Credit Opening Commission & Commission in lieu of Exchange
First USD50,000. -    1/4%
Balance               1/8%

Commission on other Trade Finance Facilities
--------------------------------------------
Invoice discounting   1/8% flat (minimum HKD400.-)

A default rate of 8% per annum over Prime or HIBOR, whichever is higher, will apply to amounts not paid when due or in excess of agreed facility amounts. All past due bills shall bear interest at 4% per annum above the rates charged on your regular bills outstandings.

You shall pay to the Bank an arrangement fee of HKD10,000.-, payable on the date on which the Bank's offer of the above facilities are accepted by you as signified by your counter-signing of this letter. The arrangement fee is non-refundable in any event. A handling fee in an amount to be mutually agreed will be payable on each anniversary of the date of this letter if the facilities are continuing. The fees will be debited to your current account.

Whether or not the documentation for the above facilities is executed or the facilities are made available to you as contemplated following your acceptance of this letter, you shall forthwith on demand reimburse the Bank all out of pocket expenses (including but not limited to legal fees and disbursements) incurred by the Bank in connection with the facilities including, without limitation, the negotiation, preparation, execution and/or enforcement of this letter and the documentation referred to below.

AVAILABILITY AND REPAYMENT

The above facilities are subject to periodic review by the Bank at its discretion, and it is expressly agreed that they will at all times be available at the sole discretion of the Bank. Notwithstanding any other provisions contained in this letter or in any other document, the Bank will at all times have the right to require immediate payment and/or cash collateralisation of all or part of any sums actually or contingently owing to it, and the right to immediately terminate or suspend, in whole or in part, the facilities and all further utilisation of the facilities.

Bonso Electronics Ltd.                                                    Page 4


ASSIGNMENT

The Company may not assign or transfer all or any of its rights, benefits or obligations under this letter (and any documentation Of transactions to which this letter relates) without the Bank's prior written consent.

The Bank may at any time assign or transfer to anyone or more banks or other financial institutions all or any of its rights, benefits or obligations under this letter (and any documentation or transactions to which this letter relates) or change its lending office.

DOCUMENTATION

Before the above facilities may be used, the enclosed copy of this letter must be signed and returned to us together with a certified copy of appropriate authorising board resolutions. '

The following documentation are held/will also be required:

     o    General Customer Agreement executed by the Company.

     o Bank Guarantee of not less than USD150,000.- issued by Dresdner Bank AG in Frankfurt am Main in favour of the Bank. (10% extra margin required for other major foreign currencies. The Bank reserves the right to require a higher margin.)

     o    Unlimited corporate guarantee by Bonso Electronics International Inc.

     o Signed original copies of audited financial statements of the Company and Bonso Electronics International Inc. within 9 months after their financial year end. A signed original copy of quarterly financial statements of Bonso Electronics International Inc. within 3 months from each quarter end. A signed original copy of quarterly financial statements of Korona Haushaltswaren GmbH & Co. within 2 months from each quarter end. Such other information as the Bank may request from time to time.

Bonso Electronics Ltd.                                                    Page 5


UNDERTAKINGS

The Company undertakes to the Bank that it will:

     o Ensure loan from Bonso Electronics International Inc. being its holding company not less than HKD40,000,000.- at all times.

     o Utilize the trade finance facilities of no less than average 60% of the available facilities.

     o Immediately inform the Bank of any change of the Company's directors or beneficial shareholders or amendment of its memorandum or articles of association.

By acceptance of this letter the Company gives consent to the Bank to disclose details of the Company's account relationship with the Bank (including credit balances and any security given for the facilities) to all or any of the following persons (whether in or outside Hong Kong): (i) its Head Office and any of its offices, branches, related companies or associates, (ii) any actual or proposed participant or sub-participant in, or assignee or novatee of the Bank's rights in relation to the Company's accounts, (iii) any agent, contractor or third party service provider which provides services of any kind to the Bank in connection with the operation of its business, (iv) any financial institution with which the Company has or proposes to have dealings to enable credit checks to be conducted on the Company, and (v) any person to whom the Bank is under an obligation to make disclosure under the requirements of any law binding on the Bank or any of its branches.

Please sign the enclosed copy of this letter and return it to the Bank's Credit Operations at 11th Floor, Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Kowloon, for the attention of the undersigned, within one month after the date of this letter, after which this offer will lapse. When accepted, this letter will supersede any previous facility letter which the Bank has issued to the Company. This letter will be governed by Hong Kong SAR law.

We enclose a set of documents which should also be completed and returned to the Bank at the above mentioned address. If you have any queries regarding the completion of the required documents, please contact the undersigned, whose telephone number is 2282-6383. With regard to queries on banking arrangements, you can contact our Senior Relationship Manager Ms. Rons Fong, whose telephone number is 2821-1953.

Bonso Electronics Ltd.                                                    Page 6


We are pleased to be of service to you and take this opportunity to thank you for your custom.

Yours faithfully,
 For and on behalf of STANDARD CHARTERED BANK




/S/
   --------------------------------
Ivy Lam
Senior Credit Documentation Manager

IYL/htc
Encl.
Agreed.
For and on behalf of BONSO ELECTRONICS LTD.



/S/
   -----------------------------------------

                             Bonso Electronics Ltd.
                             ----------------------

Attachment Regarding Trade Finance Products

This attachment forms an integral part of our banking facility letter dated 6th May 2004.

You may use any product or aggregate of products in anyone group up to the limit shown in the attached banking facility letter.

Trade Finance Group All
-----------------------
     o    Discrepant Credit Bills Negotiated - with recourse

Trade Finance Group 1
---------------------
     o Purchase of Documents against Payment Bills of Exchange secured by goods
     o Purchase of Documents against Acceptance Bills of Exchange with ECA/approved insurance cover
     o    Back to Back Letters of Credit
     o    Import Letters of Credit - sight and usance
                                   - secured by goods

Trade Finance Group 2

     o Purchase of Documents against Acceptance Bills of Exchange without ECA/approved insurance cover
     o Purchase of Documents against Payment Bills of Exchange not secured by goods
     o    Quasi Back to Back Letters of Credit - not secured by goods
     o    Import Letters of Credit - sight and usance
                                   - not secured by goods
     o    Shipping Guarantees
     o    Export Invoice Discounting under ECIC cover

Trade Finance Group 3
---------------------
     o    Pre-shipment Loan - i.e. Packing Credit
     o    Acceptance of draft under Import Letter of Credit
     o    Release of Documents against Acceptance or Trust Receipt
     o    Loans against Trust Receipt
     o    Import Loans . Export Invoice Discounting